News Release

        Date:
                   Aug. 18, 1997

        Contact:
                   Katherine Taylor
                   Investor Relations Manager
                   815-961-7164

                   John Hecht
                   Chief Financial Officer
                   815-961-7003


                    AMCORE FINANCIAL SPLITS STOCK 3-FOR-2;
                    INCREASES DIVIDEND 12.5 % TO 18 CENTS

        ROCKFORD, IL - Expressing confidence in the future, AMCORE's Board of Directors announced a three-for-two stock split and declared a 12.5 percent increase in its quarterly dividend to 18 cents.

        "This is a strong message we are sending to the investment community about the confidence we have in our company and our future growth strategies," said Robert J. Meuleman, president and chief executive officer.

        "We are especially pleased with the progress of our Wisconsin acquisitions and we look forward to the completion of the previously announced merger with Investors Management Group, Iowa's largest independent asset manager," Meuleman said. "Both of these transactions represent important additions to AMCORE's markets and financial services offered. Each is expected to make positive contributions to our future performance."

        The cash dividend will be paid to shareholders of record on Sept. 5, 1997, and is payable Sept. 12, 1997 on the pre-split shares. The previous quarterly dividend was 16 cents per share.

        The stock split will be issued to shareholders of record on Sept. 5, 1997, and will be distributed on Sept. 17, 1997. Shareholders will receive one new share of AMCORE common stock for each two shares of AMCORE common stock owned as of the record date. Cash will be distributed to shareholders in lieu of fractional shares.

        "In addition to returning a greater yield to our shareholders, this will keep our stock trading in a price range that may broaden our shareholder base," said Meuleman.





AMCORE Financial, Inc.
501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037 Telephone 8155 968-2241

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        This news release, other than historical financial and other information, may consist of forward looking statements that involve risks and uncertainties, including the risks detailed from time-to-time in the company's SEC reports, including its Annual Report on Form 10-K for the year ended Dec. 31, 1996. Actual results may vary materially.

        AMCORE Financial, Inc., headquartered in northern Illinois, is a financial services company with assets of over $3.6 billion operating in 41 locations in Illinois and 13 in Wisconsin. The company has five financial services companies: AMCORE Investment Group, N.A., including trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc.; and Rockford Mercantile Agency, Inc., a bill collection service.

        AMCORE common stock is listed on NASDAQ under the symbol "AMFI." Further information about AMCORE Financial Inc. can be found on the Internet at http://www.AMCORE.com.